Exhibit 99.1

Cubic Reports First Quarter Fiscal Year 2019 Results;

Delivers Solid Performance and Confirms Full Year Guidance

First Quarter Fiscal Year 2019 Highlights

•	First quarter sales of $305.3 million, up 23% year-over-year
•	First quarter operating loss of $0.6 million, compared to a loss of $11.9 million in the first quarter of fiscal 2018
•	First quarter net loss from continuing operations attributable to Cubic of $6.6 million, or $0.23 per share
•	First quarter Adjusted EBITDA of $20.0 million, up 74% year-over-year
•	Confirms fiscal year 2019 guidance, updated to include recent GRIDSMART acquisition

SAN DIEGO – February 6, 2019 – Cubic Corporation (NYSE: CUB) today announced its financial results for the first quarter ended December 31, 2018.

“We are pleased with our strong growth and progress on our strategic initiatives in the first quarter of fiscal year 2019. The broad-based strength in our business and high backlog provides a clear path to achieving Goal 2020,” said Bradley H. Feldmann, chairman, president and chief executive officer of Cubic Corporation. “Additionally, the acquisitions of Trafficware and GRIDSMART establish us as the technology-driven, market leader for intersection traffic management within our NextCity vision.”

Financial Results Summary

	Three Months Ended
	December 31,
	2018	2017
	(in millions, except per share data)
Sales	$305.3	$248.4
Operating loss	(0.6)	(11.9)
Adjusted EBITDA (1)	20.0	11.5

Loss from continuing operations attributable to Cubic before income taxes	$(4.2)	$(14.2)
Income tax provision (benefit) from continuing operations attributable to Cubic	2.4	(2.7)
Net loss from continuing operations attributable to Cubic	$(6.6)	$(11.5)
Loss per share from continuing operations attributable to Cubic	$(0.23)	$(0.42)

Net income from discontinued operations before income taxes	$—	$7.0
Income tax provision from discontinued operations	—	5.4
Net income from discontinued operations	$—	$1.6
Earnings per share from discontinued operations	$—	$0.06

Acquisition-related expenses, excluding amortization (1)	$2.5	$1.4
Strategic and IT system resource planning expenses (1)	1.6	8.0
Depreciation and amortization	16.0	12.4
Research and development expense	12.0	12.0

(1)	See the section below titled “Use of Non-GAAP Financial Information” for additional information regarding Non-GAAP financial measures.

Recently Adopted Accounting Pronouncements

Effective October 1, 2018, we adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), using the modified retrospective transition method. The adoption of ASC 606 resulted in a change in our significant accounting policy regarding revenue recognition and resulted in changes in our accounting policies regarding contract estimates, backlog, inventory, contract assets, long-term capitalized contract costs and contract liabilities. See “New Accounting Standards Implemented” in Note 2 of the Condensed Consolidated Financial Statements of our Form 10-Q for disclosure of the impact of the adoption of ASC 606.

First Quarter Fiscal Year 2019 Results

Sales for the first quarter of fiscal 2019 increased 23% to $305.3 million, compared to $248.4 million in the first quarter of fiscal 2018, reflecting organic growth and the inclusion of Trafficware, which was acquired on October 24, 2018 and increased first quarter sales by $10.5 million.  Additionally, the adoption of the new revenue recognition standard increased sales by $28.4 million. Foreign currency translation had an unfavorable impact of $5.5 million.

Operating loss in the first quarter of fiscal 2019 improved to $0.6 million, compared to an operating loss of $11.9 million in the first quarter of fiscal 2018. The increase primarily reflects sales growth, lower expenses related to Enterprise Resource Planning (ERP) initiatives and a favorable impact of $3.3 million due to the adoption of the new revenue recognition standard. Foreign currency translation had an unfavorable impact of $0.6 million.

Adjusted EBITDA in the first quarter of fiscal 2019 increased 74% to $20.0 million, compared to $11.5 million in the first quarter of fiscal 2018. Foreign currency translation had an unfavorable impact of $0.7 million.

Net loss from continuing operations attributable to Cubic in the first quarter of fiscal 2019 was $6.6 million, compared to a net loss of $11.5 million in the first quarter of fiscal 2018. The year-over-year improvement reflects the reduction in operating loss.

Net cash used in continuing operations was $61.2 million in the first quarter of fiscal 2019, compared to a cash use of $11.5 million in the first quarter of fiscal 2018. Operating cash flow was negatively impacted by the timing of milestone payments related to contracts in the transportation business.

Reportable Segment Results

	Three Months Ended
	December 31,
	2018	2017
Sales:	(in millions)
Cubic Transportation Systems	$181.8	$146.5
Cubic Mission Solutions	46.4	33.1
Cubic Global Defense	77.1	68.8
Total sales	$305.3	$248.4

Operating income:
Cubic Transportation Systems	$11.0	$9.9
Cubic Mission Solutions	(4.9)	(8.9)
Cubic Global Defense	2.9	1.4
Unallocated corporate expenses	(9.6)	(14.3)
Total operating income	$(0.6)	$(11.9)

Adjusted EBITDA:
Cubic Transportation Systems	$19.4	$13.4
Cubic Mission Solutions	0.7	(1.6)
Cubic Global Defense	5.7	4.1
Unallocated corporate expenses	(5.8)	(4.4)
Total adjusted EBITDA	$20.0	$11.5

Cubic Transportation Systems (CTS)

CTS sales increased 24% to $181.8 million in the first quarter of fiscal 2019, compared to $146.5 million in the first quarter of fiscal 2018, driven by the New York and Boston next-generation fare payment systems, the inclusion of $10.5 million of sales from Trafficware and the adoption of the new revenue recognition standard. Foreign currency translation had an unfavorable impact of $4.8 million.

CTS Adjusted EBITDA increased 45% to $19.4 million in the first quarter of fiscal 2019, compared to $13.4 million in the first quarter of fiscal 2018. The increase in Adjusted EBITDA reflects higher sales, solid project execution, the addition of Trafficware and the impact of the new revenue recognition standard. Foreign currency translation had an unfavorable impact of $0.7 million.

Cubic Mission Solutions (CMS)

CMS sales increased 40% to $46.4 million in the first quarter of fiscal 2019, compared to $33.1 million in the first quarter of fiscal 2018, driven by increased shipments of expeditionary satellite communications products.

CMS Adjusted EBITDA increased to $0.7 million in the first quarter of fiscal 2019, compared to a loss of $1.6 million in the first quarter of fiscal 2018 primarily due to higher sales.

Cubic Global Defense (CGD)

CGD sales increased 12% to $77.1 million in the first quarter of fiscal 2019, compared to $68.8 million in the first quarter of fiscal 2018. Sales increased primarily due to the impact of the adoption of the new revenue recognition standard. Foreign currency translation had an unfavorable impact of $0.7 million.

CGD Adjusted EBITDA increased 39% to $5.7 million in the first quarter of fiscal 2019, compared to $4.1 million in the first quarter of fiscal 2018, due to the recognition of revenue and margin on the contracts that were impacted by the adoption of the new revenue recognition standard as well as operational improvements. Foreign currency translation did not have a significant impact.

Backlog

Total backlog decreased by $250.2 million from September 30, 2018 to December 31, 2018. Foreign currency translation had an unfavorable impact of $32.7 million.

	December 31,	September 30,
	2018	2018
	(in millions)
Total backlog
Cubic Transportation Systems	$3,346.6	$3,544.9
Cubic Mission Solutions	93.3	77.0
Cubic Global Defense	374.4	442.6
Total	$3,814.3	$4,064.5

Fiscal 2019 Full Year Guidance(2)

•	Sales: $1,400 million to $1,475 million
•	Adjusted EBITDA: $140 million to $160 million

(2)

Constant foreign currency exchange;  Includes impact of adoption of ASC 606; updated to include the expected fiscal 2019 impact of GRIDSMART, which was acquired on January 2, 2019 (Sales of approximately $24 million and Adjusted EBITDA of approximately $5 million,  9-month impact).

Discontinued Operations

On May 31, 2018, Cubic sold Cubic Global Defense Services (CGD Services). Beginning in March 2018, all criteria were met for the classification of CGD Services as a discontinued operation. As a result, the operating results of CGD Services have been classified as discontinued operations in the condensed consolidated statements of income (loss) for all periods presented.

Conference Call and Webcast

Cubic will host a conference call today, Wednesday, February 6 at 5:00 p.m. Eastern Time to present first quarter results. Access the live audio webcast via: https://event.webcasts.com/starthere.jsp?ei=1228555&tp_key=ddfc3b3bbc

An archive of the webcast and presentation materials will be made available on the Investor Relations section of Cubic’s website at https://www.cubic.com/investor-relations/financials.

Financial analysts and institutional investors are invited to dial:

•	877-407-9708
•	201-689-8259 (international)

To avoid delay in the start time, please dial in beginning 4:45 p.m. Eastern Time.

About Cubic Corporation

Cubic is a technology-driven, market-leading provider of integrated solutions that increase situational understanding for transportation, defense C4ISR and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Our teams innovate to make a positive difference in people’s lives. We simplify their daily journeys. We promote mission success and safety for those who serve their nation. For more information about Cubic, please visit www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance, including achieving our Goal 2020 objective and fiscal 2019 full year guidance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effects of potential sequestration on our contracts; our assumptions covering behavior by public transit authorities; our ability to successfully integrate new companies, including Trafficware and GRIDSMART, into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; unforeseen problems with the implementation and maintenance of our information systems, including our new ERP system; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10‑K. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic versus inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain which include internal labor costs and external costs of materials and services that do not qualify for capitalization, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, gains and losses on disposals of fixed assets, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as measures of discretionary cash available to the company or as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure. We have not reconciled Adjusted EBITDA guidance to projected net income (loss) because we do not provide guidance on net income (loss) or the reconciling items between Adjusted EBITDA and net income (loss) as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

On May 31, 2018 Cubic sold the CGD Services business. The operating results of this business and loss on sale have been excluded from the figures for all periods presented.

Media Contact

Laura Chon

Corporate Communications

Cubic Corporation

PH: +1 858-505-2181

Laura.Chon@cubic.com

Investor Contact

Kirsten Nielsen

Investor Relations

Cubic Corporation

PH +1 212-331-9760

Kirsten.Nielsen@cubic.com

GAAP to Non-GAAP Reconciliation

Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA

($ In Millions)	Three Months Ended December 31,
Cubic Transportation Systems	2018	2017
Sales	$181.8	$146.5
Operating income	$11.0	$9.9
Depreciation and amortization	7.7	3.3
Acquisition related expenses, excluding amortization	1.8	-
Restructuring costs	0.4	0.2
Adjusted EBITDA	$19.4	$13.4
Adjusted EBITDA margin	10.7%	9.1%

	Three Months Ended December 31,
Cubic Mission Solutions	2018	2017
Sales	$46.4	$33.1
Operating income (loss)	$(4.9)	$(8.9)
Depreciation and amortization	5.4	5.9
Acquisition related expenses, excluding amortization	0.2	1.4
Adjusted EBITDA	$0.7	$(1.6)
Adjusted EBITDA margin	1.5%	-4.8%

	Three Months Ended December 31,
Cubic Global Defense	2018	2017
Sales	$77.1	$68.8
Operating income	$2.9	$1.4
Depreciation and amortization	2.2	2.1
Acquisition related expenses, excluding amortization	0.5	-
Restructuring costs	0.1	0.6
Adjusted EBITDA	$5.7	$4.1
Adjusted EBITDA margin	7.4%	6.0%

($ In Millions)	Three Months Ended December 31,
Cubic Consolidated	2018	2017
Sales	$305.3	$248.4
Net income (loss) from continuing operations attributable to Cubic	$(6.6)	$(11.5)
Noncontrolling interest in loss of VIE	(4.0)	-
(Benefit) provision for income taxes	2.4	(2.7)
Interest expense, net	2.8	2.3
Other non-operating expense (income), net	4.8	-
Operating income	$(0.6)	$(11.9)
Depreciation and amortization	16.0	12.4
Other non-operating (expense) income, net	(4.8)	-
Noncontrolling interest in EBITDA of VIE	(1.5)	-
EBITDA	$9.1	$0.5
Acquisition related expenses, excluding amortization	2.5	1.4
Strategic and IT system resource planning expenses	1.6	8.0
Restructuring costs	2.0	1.6
Other non-operating expense (income), net	4.8	-
Adjusted EBITDA	$20.0	$11.5
Adjusted EBITDA margin	6.6%	4.6%

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three Months Ended
	December 31,
	2018	2017
Net sales:
Products	$182,253	$131,743
Services	123,006	116,648
	305,259	248,391
Costs and expenses:
Products	125,485	91,573
Services	92,785	86,217
Selling, general and administrative expenses	62,986	61,680
Research and development	12,012	11,977
Amortization of purchased intangibles	10,565	7,351
Restructuring costs	1,992	1,495
	305,825	260,293

Operating loss	(566)	(11,902)

Other income (expenses):
Interest and dividend income	1,234	482
Interest expense	(4,032)	(2,674)
Other income (expense), net	(4,753)	(78)

Loss from continuing operations before income taxes	(8,117)	(14,172)

Income tax (benefit) provision	2,497	(2,737)

Loss from continuing operations	(10,614)	(11,435)
Net income from discontinued operations	—	1,649
Net loss	(10,614)	(9,786)

Less noncontrolling interest in loss of VIE	(4,027)	—

Net loss attributable to Cubic	$(6,587)	$(9,786)

Amounts attributable to Cubic:
Net loss from continuing operations	$(6,587)	$(11,435)
Net income from discontinued operations	—	1,649
Net loss attributable to Cubic	$(6,587)	$(9,786)

Net income (loss) per share:
Basic
Continuing operations attributable to Cubic	$(0.23)	$(0.42)
Discontinued operations	$—	$0.06
Basic earnings per share attributable to Cubic	$(0.23)	$(0.36)

Diluted
Continuing operations attributable to Cubic	$(0.23)	$(0.42)
Discontinued operations	$—	$0.06
Diluted earnings per share attributable to Cubic	$(0.23)	$(0.36)

Weighted average shares used in per share calculations:
Basic	28,492	27,207
Diluted	28,492	27,207

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	September 30,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$75,174	$111,834
Cash in consolidated VIE	421	374
Restricted cash	17,889	17,400
Restricted cash in consolidated VIE	10,000	10,000
Accounts receivable:
Long-term contracts	119,943	393,691
Allowance for doubtful accounts	(1,652)	(1,324)
	118,291	392,367

Contract assets	320,277	—
Recoverable income taxes	1,321	91
Inventories	92,201	84,199
Assets held for sale	8,177	8,177
Other current assets	40,924	43,705
Total current assets	684,675	668,147

Long-term contracts receivables	—	6,134
Long-term contracts financing receivables	44,936	—
Long-term contracts financing receivables in consolidated VIE	52,996	—
Long-term capitalized contract costs	—	84,924
Long-term capitalized contract costs in consolidated VIE	—	1,258
Property, plant and equipment, net	125,298	117,546
Deferred income taxes	4,687	4,713
Goodwill	484,329	333,626
Purchased intangibles, net	137,201	73,533
Other assets	13,871	14,192
Other assets in consolidated VIE	962	810
Total assets	$1,548,955	$1,304,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$64,500	$—
Trade accounts payable	109,094	125,414
Trade accounts payable in consolidated VIE	205	165
Contract liability	69,713	—
Customer advances	—	75,941
Accrued compensation and other current liabilities	82,323	118,233
Income taxes payable	6,771	8,586
Total current liabilities	332,606	328,339

Long-term debt	199,801	199,793
Long-term debt in consolidated VIE	15,357	9,056
Other long-term liabilities	43,838	43,486
Other long-term liabilities in consolidated VIE	6,146	13

Shareholders’ equity:
Common stock	260,141	45,008
Retained earnings	815,083	801,834
Accumulated other comprehensive loss	(112,642)	(110,643)
Treasury stock at cost	(36,078)	(36,078)
Shareholders’ equity related to Cubic	926,504	700,121
Noncontrolling interest in consolidated VIE	24,703	24,075
Total shareholders’ equity	951,207	724,196
Total liabilities and shareholders’ equity	$1,548,955	$1,304,883

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	December 31,
	2018	2017
Operating Activities:
Net loss	$(10,614)	$(9,786)
Net income from discontinued operations	—	(1,649)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,011	12,433
Share-based compensation expense	2,720	1,627
Change in fair value of contingent consideration	429	298
Changes in operating assets and liabilities, net of effects from acquisitions:	(69,713)	(14,437)
NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(61,167)	(11,514)
NET CASH USED IN OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS	—	(15,424)
NET CASH USED IN OPERATING ACTIVITIES	(61,167)	(26,938)

Investing Activities:
Acquisition of businesses, net of cash acquired	(247,150)	(4,650)
Purchases of property, plant and equipment	(12,045)	(6,318)
Purchase of non-marketable debt and equity securities	—	(671)
NET CASH USED IN INVESTING ACTIVITIES	(259,195)	(11,639)

Financing Activities:
Proceeds from short-term borrowings	372,000	82,000
Principal payments on short-term borrowings	(307,500)	(49,000)
Proceeds from long-term borrowings in consolidated VIE	5,798	—
Purchase of common stock	(3,419)	(2,256)
Contingent consideration payments related to acquisitions of businesses	(435)	(656)
Proceeds from equity offering, net	215,832	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	282,276	30,088

Effect of exchange rates on cash	1,962	677

NET DECREASE IN CASH AND CASH EQUIVALENTS	(36,124)	(7,812)

Cash and cash equivalents at the beginning of the period	139,608	68,577

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$103,484	$60,765

Supplemental disclosure of non-cash investing and financing activities:
Receivable recognized in connection with the acquisition of Trafficware, net	$1,588	$—